Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Amendment No. 1 to Form S-1 (File No. 333-253227) of our report dated February 17, 2021, relating the financial statements of Twist Investment Corporation as of February 10, 2021 and for the period from February 3, 2021 (inception) through February 10, 2021. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in the above noted Registration Statement.

/s/ CITRIN COOPERMAN & COMPANY, LLP

New York, New York
March 9, 2021